MG High Yield Sun International 10f3

Transactions Q3 2001

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
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	SUN INTERNATIONAL HOTELS	STATION CASINOS INC	ARGOSY GAMING CO
Underwriters	Bear Stearns, DBAB	BofA, DBAB, Dresdner Kleinwort Wasserstein, Bear Stearns, CIBC World, Wells Fargo, ABN Amro	Morgan Stanley, Bear Stearns, Credit Lyonnais, DBAB, Jefferiers, Merrill, Wheat First
Years of continuous operation, including predecessors	> 3 years	> 3 years	3 years
Security	SIHUS 8.875,% 8/15/2011	STN 8.375,% 2/15/2008	AGY 9,% 9/1/2011
Is the affiliate a manager or co-manager of offering?	joint lead	co-lead	n/a
Name of underwriter or dealer from which purchased	Bear Stearns	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/9/2001	2/2/2001	7/26/2001
Total dollar amount of offering sold to QIBs	$ 200,000,000	$ -	$ 200,000,000
Total dollar amount of any concurrent public offering	$ -	$ 400,000,000	$ -
Total	$ 200,000,000	$ 400,000,000	$ 200,000,000
Public offering price	100.00		100.00
Price paid if other than public offering price	na	n/a	n/a
Underwriting spread or commission*	3%	1.50%	2.25%
Rating	Ba3 /B+	Ba3/BB-	B2/B+
Current yield	8.88%	8.375%	9.00%
Total par value purchased	460,000	n/a	n/a
$ amount of purchase	460,000	n/a	n/a
% of offering purchased by fund	0.23%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.23%	n/a	n/a